UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

September 14, 2016

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 14, 2016, PCTEL, Inc. (the “Company”) announced that Martin H. Singer, Chairman and Chief Executive Officer of the Company since 2001, has given notice that he will step down from those positions on January 2, 2017 and serve as Vice Chair, a non-board management position for an interim period until his retirement later in the year. The Board of Directors of the Company (the “Board”) has appointed David A. Neumann, who currently serves as the Senior Vice President and General Manager of the Company’s RF Solutions segment, as Chief Executive Officer commencing January 2, 2017.  Mr. Neumann will also join the Board of Directors at that time.  The Company issued a press release announcing Mr. Singer’s retirement and Mr. Neumann’s appointment, a copy of which is included as Exhibit 99.1.

Mr. Neumann, 51, joined the Company in February 2009 as Senior Director of Sales for RF Solutions, was appointed Global Vice President of Sales for RF Solutions in April 2010, and was promoted to Vice President and General Manager, RF Solutions, in January 2013.  In March 2015, he received a promotion to Senior Vice President and General Manager, RF Solutions.  Prior to his employment with PCTEL, Mr. Neumann held a number of executive, sales, product management and engineering positions with various telecommunications companies.  He holds a Bachelor of Science degree in Electrical Engineering from The Pennsylvania State University and a Master of Business Administration from the University of Chicago Booth School of Business.

Mr. Neumann will receive an initial annual base salary of $350,000.  In addition, he will be eligible for cash and equity awards under the Company’s Short-Term and Long-Term Incentive Plans with performance targets and payout amounts to be established by the Compensation Committee as part of its annual compensation process for executive officers.  He will continue to receive benefits under the Company’s other benefit plans in which the Company’s employees participate.  Mr. Neumann will establish a residence in the Bloomingdale, Illinois area, and the Company will reimburse him for reasonable and customary expenses associated with his relocation.

Mr. Neumann’s current Management Retention Agreement will be amended as of his promotion to provide that if his employment is involuntarily terminated other than for cause, death or disability, or if his employment is voluntarily terminated for good reason (as defined in such agreement), within twelve (12) months following a change of control (as defined in such agreement), Mr. Neumann will receive a lump sum amount equal to 2.25 times his then current salary but will not receive any bonus for such year. The Agreement will continue to provide that in such circumstance his outstanding equity awards will be accelerated, and he will receive twelve months of healthcare coverage under COBRA.

The severance benefits currently in effect for Mr. Neumann will also be amended as of his promotion to provide that in the event of an involuntary termination other than for cause, death or disability, or in the event of a voluntary termination for good reason, Mr. Neumann will receive a continuation of twelve months’ base salary, cash and equity awards under the Company’s Short-Term and Long-Term Incentive Programs pro-rated for the period of employment, acceleration of outstanding equity awards with the performance-based equity awards paying out based on actual performance, and twelve months of healthcare coverage under COBRA.

The Board has determined that it is in the Company’s best interests to retain Mr. Singer, 65, to facilitate an orderly transition of the Chief Executive Officer role.  Mr. Singer will receive an annual base salary of $315,000 in his position as Vice Chair. He will not participate in the Company’s 2017 Short-Term and Long-Term Incentive Programs or have change of control benefits under a Management Retention Agreement or severance benefits; however, he will continue to receive benefits under the Company’s other benefit plans in which the Company’s employees participate.

In conjunction with this CEO succession, the Board of Directors separated the roles of Chairman and Chief Executive Officer and appointed Steven D. Levy as the independent, non-executive Chairman of the Board effective January 2, 2017.  Mr. Levy, 60, has served on the Company’s Board since March 2006.  He currently serves as the Chair of the Nominating & Governance Committee and as a member of the Audit Committee.  Prior to his retirement, he served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Mr. Levy has substantial board experience, having currently or formerly served on six boards of directors besides the Company’s Board. Mr. Levy holds a Master’s degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute.

Mr. Levy will receive an annual cash retainer of $15,000 and common stock with a grant date fair value of $10,000 per annum for serving as non-executive Chairman, in addition to the compensation received by all non-employee directors for their service on the Board, which includes an annual cash retainer of $25,000, common stock with a grant date fair value of $55,000 per annum and other payments as described in the Company’s definitive proxy statement filed on Form DEF14A on May 4, 2016.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release, dated September 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2016

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release, dated September 14, 2016.